UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported):  November 16, 2018

PARETEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35360	95-4557538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

 (Address of principal executive offices) (Zip Code)

(212) 984-1096

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 16, 2018, Pareteum Corporation (the “Company”) appointed Robert L. Lippert (“Mr. Lippert”) as an independent director of the Company. Mr. Lippert will chair the audit and finance committee of the Company’s board of directors. Mr. Lippert will also be a member of the compensation committee of the Company’s board of directors, and a member of the nominating and corporate governance committee of the Company’s board of directors.

Mr. Lippert is a financial economist with over 20 years of experience consulting corporations and academia in finance and strategy, assisting those organizations in developing and executing strategies to achieve sustainable financial success. He has also participated in academia, as part of the faculty of Emory University, Georgia State University, Rutgers University and the University of South Carolina, winning numerous teaching awards. He co-authorized The New CFOs: How Finance Teams and Their Leaders Can Revolutionize Modern Business, has taught and consulted in over 50 countries, and has been keynote speaker at events across 5 continents. Mr. Lipper was interim CFO and Vice President of Strategic Planning for Seibels Bruce Group, a publicly traded holding company which specialized in insurance-related activities.

Mr. Lippert earned his Ph.D. in Finance from the University of South Carolina and a BSBA from Xavier University.

Mr. Lippert will receive customary compensation for his services as a non-executive director equal to other non-executives directors of the Company, and for his service as chair of the audit and finance committee. Mr. Lippert’s basic compensation will be $80,000 annually, with an additional $30,000 for serving as chairman of the audit and finance committee and an additional $20,000 for serving on multiple committees. Generally, during a non-executive director’s first year of service, a minimum of 50% of such director’s compensation is paid through the issuance of common stock, with the remaining portion paid in cash, such determinations made in the sole discretion of the Company.

Since the beginning of the Company’s last fiscal year, Mr. Lippert has not been a party to any transaction, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, or in which any related person of Mr. Lippert had or will have a direct or indirect material interest.

Item 8.01     Other events

In accordance with Release No. 69279 issued by the Securities and Exchange Commission (“SEC”) on April 2, 2013 (the “Report”), which Report provides guidance to issuers regarding the use of social media to disclose material non-public information, we intend to use certain social media accounts from time to time to communicate with the public about the Company, and other issues. The Company’s Twitter account is ps://twitter.com/Pareteum1. The Twitter account of the Company’s Principal Executive Officer is https://twitter.com/turnerhal.

In addition, we intend to use LinkedIn from time to time to communicate with the public about the Company and other issues. The Company’s LinkedIn account is https://www.linkedin.com/company/pareteum-corportation/. The LinkedIn account of the Company’s Principal Executive Officer is https://www.linkedin.com/in/rturner2/.

It is possible that the information that we post on Twitter or LinkedIn could be deemed to be material information. Therefore, in light of the SEC’s Report, we encourage investors, the media, and others interested in our company to review the information that we post on Twitter or LinkedIn in addition to the information that we disclose using our “Investors” tab on our home page (https://www.pareteum.com/investors/), SEC filings, press releases, public conference calls and webcasts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARETEUM CORPORATION

Dated: November 21, 2018	By:	/s/ Edward O’Donnell
Name: Edward O’Donnell
Title: Chief Financial Officer